Exhibit 99.1

Aradigm Announces Fourth Quarter 2014 and Full Year Financial Results

Hayward, CA – March 17, 2015 – Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Results

The Company recorded $8.1 million in revenue in the fourth quarter of 2014 compared with $4.6 million in revenue in the fourth quarter of 2013. Total operating expenses for the fourth quarter of 2014 were $8.9 million, compared with total operating expenses of $4.9 million for the fourth quarter of 2013. The increase in operating expenses was primarily due to higher research and development expenses related to the Pulmaquin® inhaled ciprofloxacin program. The Company’s net loss for the fourth quarter of 2014 was $0.8 million, or $0.06 per share, compared with a net loss of $0.7 million, or $0.04 per share, for the same period in 2013.

Full Year Results

Revenues for the year ended December 31, 2014 were $33.6 million, compared with revenues of $9.7 million in 2013. The increase in revenue was due to the recognition of revenue from the Grifols collaboration arrangement as the Company is being reimbursed for Pulmaquin project-related costs.

Total operating expenses for 2014 were $37.4 million, compared with total operating expenses of $29.6 million in 2013. Research and development expenses increased by $22.3 million and general and administrative expenses increased by $1.5 million. The increase in research and development expenses was mainly due to the higher level of activity on the Pulmaquin Phase 3 clinical trials which resulted in higher costs in clinical trial expenses, contract manufacturing and testing as well as higher employee-related expenses due to the addition of staff. General and administrative costs increased in 2014 because of higher executive bonus payments, employee-related expenses due to the addition of staff, increases in consulting and insurance costs in support of the Pulmaquin program and expenses related to our Nasdaq listing which occurred in the second quarter of 2014. In the third quarter of 2013, the Company recorded $15.9 million as a one-time, non-cash collaboration arrangement acquisition cost resulting from the Grifols collaboration agreement which occurred in that period.

The net income for the year ended December 31, 2014 was $4.7 million, or $0.32 per share, compared with a net loss of $21.6 million, or $2.36 per share, in 2013. The increase in the net income resulted primarily from the one-time $15.9 million non-cash collaboration arrangement acquisition cost related to the Grifols collaboration arrangement which occurred in 2013 and the one-time, non-cash gain of $8.9 million from the assignment of royalty rights and extinguishment of debt that occurred in 2014 and the related $1.4 million decrease in interest expense. In addition, net income increased in 2014 over 2013 due to higher collaboration revenue of $24.4 million, offset by an increase in Pulmaquin-related project expenses of $22.2 million and an increase of general and administrative expenses of $1.5 million.

As of December 31, 2014, cash and cash equivalents totaled $48.0 million.

“2014 was a game-changing year for Aradigm. We started enrollment in our global Phase 3 program in non-cystic fibrosis bronchiectasis patients with chronic pulmonary infections with Pseudomonas aeruginosa and we received the first milestone payment from our partner Grifols for this. We used Pulmaquin manufactured on commercial scale in these trials and we made major advances on the regulatory front with the QIDP and Fast Track Designations for this program. Through NIH funding, we and our collaborators at Oregon State University found encouraging laboratory results for our liposomal ciprofloxacin against another type of difficult respiratory infection - non-tuberculous mycobacteria. In addition, we are very pleased to be listed on NASDAQ,” said Igor Gonda, CEO and President of Aradigm.

2014 Highlights

•	March 2014 - The Company announced the completion of the royalty assignment which eliminated all debt. The Company executed an Assignment Agreement that transferred the rights for all future royalty payments payable on sales of Zogenix, Inc.’s Sumavel DosePro to the royalty financing lenders, effective February 28, 2014, in full and complete satisfaction of the Company’s obligations under the loan agreement entered into in connection with the royalty financing.

•	April 2014 - The Company announced the first results from the collaboration between scientists from the Oregon State University, Corvallis (OSU) and Aradigm funded by NIH for research in Non-Tuberculous Mycobacteria (NTM). The research demonstrated that after 4 days of in vitro treatment of human macrophages infected with Mycobacterium avium and Mycobacterium abscessus, Aradigm’s liposomal ciprofloxacin was associated with a decrease of greater than 99% of these infections at ciprofloxacin concentrations of 200 mcg/ml, which approximate the peak sputum levels observed in humans in prior Aradigm clinical studies. At a lower concentration of 20 mcg/ml, the liposomal concentrations still showed statistically significant decreases greater than 70% for M. avium and greater than 90% for M. abscessus. Unencapsulated ciprofloxacin showed smaller decreases which were only statistically significant at 200 mcg/ml. Liposomal ciprofloxacin at a concentration of 100 mcg/ml significantly reduced the population of these mycobacteria in a biofilm assay by more than 50% whereas unencapsulated ciprofloxacin did not show statistically significant decreases.

•	April 2014 - The Company announced the dosing of the first patient in the ORBIT-3 Phase III pivotal clinical trial. ORBIT-3 (Once-daily Respiratory Bronchiectasis Inhalation Treatment) is the first of the two Phase III pivotal clinical trials Aradigm is conducting with Pulmaquin in non-cystic fibrosis bronchiectasis (non-CF BE).

•	May 2014 - U.S. Food and Drug Administration (FDA) designated the Company’s lead inhaled antibiotic candidate, Pulmaquin, as a Qualified Infectious Disease Product (QIDP). The QIDP designation, granted for treatment of non-CF BE patients with chronic lung infections with Pseudomonas aeruginosa, will make Pulmaquin eligible to benefit from certain incentives for the development of new antibiotics provided under the Generating Antibiotic Incentives Now Act (GAIN Act). These incentives include priority review and eligibility for fast-track status.

•	June 2014 - The Company received the $5 million milestone payment from Grifols S.A. for enrolling and dosing of the first patient in the ORBIT-3 Phase III pivotal clinical trial of Pulmaquin for the treatment of non-CF BE.

•	June 2014 - Aradigm common shares began trading on the NASDAQ Capital Market under the ticker symbol “ARDM.”

•	June 2014 – The Company announced the dosing of the first patient in the ORBIT-4 Phase III pivotal clinical trial. ORBIT-4 is the second of the two Phase III pivotal clinical trials Aradigm is conducting with Pulmaquin in non-CF BE.

•	September 2014 – The Company announced that the FDA granted Fast Track designation to Pulmaquin. The FDA gives Fast Track status to facilitate the development of new drugs intended to treat serious or life-threatening conditions and which demonstrate the potential to address unmet medical needs, with the goal of getting important new drugs to patients earlier.

About Pulmaquin

Ciprofloxacin, available in oral and intravenous formulations, is a widely prescribed antibiotic. It is used to treat acute lung infections and is often preferred because of its broad-spectrum antibacterial activity against various bacteria, such as Pseudomonas aeruginosa. Pulmaquin is a dual release formulation composed of a mixture of liposome encapsulated and unencapsulated ciprofloxacin. It is being evaluated in two ongoing Phase 3 studies to determine its safety and effectiveness as a once-a-day inhaled formulation for the chronic treatment of non-cystic fibrosis bronchiectasis (non-CF BE).

Pulmaquin has been tested in preclinical safety studies (up to 3 months in rodents and 9 months in dogs).

Following Phase 2a development of the liposomal portion of Pulmaquin (Lipoquin®) and phase 1 development of Pulmaquin, the phase 2b study ORBIT-2 with Pulmaquin was a 24-week multicenter, randomized, double-blind, placebo-controlled trial in 42 adult non-CF BE subjects. This study demonstrated a significant reduction in P.aeruginosa sputum activity (p=0.002) and a decrease in time to first exacerbation in the per protocol population (p=0.046) and the mITT (p=0.057) populations in the Pulmaquin treated subjects compared to placebo. Overall, the incidence of all treatment emergent adverse events was similar between groups. The most frequently reported treatment related adverse events (reported by > 3 patients in either treatment group) included product taste abnormal and nausea in the Pulmaquin group and wheezing in the placebo group. No serious adverse events were considered treatment related. There were no deaths reported during ORBIT-2.

The Phase 3 clinical program for Pulmaquin in non-CF BE consists of two worldwide, double-blind, placebo-controlled pivotal trials (ORBIT-3 and ORBIT-4) that are identical in design except for a pharmacokinetics sub-study to be conducted in one of the trials. Each trial is enrolling approximately 255 patients into a 48 week double-blind period consisting of 6 cycles of 28 days on treatment with Pulmaquin or placebo plus 28 days off treatment, followed by a 28 day open label extension in which all participants will receive Pulmaquin (total treatment duration approximately one year). The superiority of Pulmaquin vs. placebo during the double-blind period is being evaluated in terms of the time to first pulmonary exacerbation (primary endpoint), while key secondary endpoints include the reduction in the number of pulmonary exacerbations and improvements in the quality of life measures. Lung function is being monitored as a safety indicator.

Aradigm has been granted orphan drug designations for liposomal ciprofloxacin as well as for ciprofloxacin for inhalation for non-CF BE in the U.S. In addition, the U.S. Food and Drug Administration (FDA) has designated Pulmaquin as a Qualified Infectious Disease Product (QIDP). The QIDP designation is granted for treatment of non-CF BE patients with chronic lung infections with Pseudomonas aeruginosa. The QIDP designation made Pulmaquin eligible for Fast Track designation which was granted by the FDA in September 2014.

In 2013, Aradigm granted an exclusive, world-wide license for the Company’s inhaled liposomal ciprofloxacin product candidates for the indication of non-CF BE and other indications to Grifols S.A. More information on the terms of this license may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014.

About Non-Cystic Fibrosis Bronchiectasis

Non-CF BE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. Non-CF BE represents an unmet medical need with high morbidity and mortality that affects more than 110,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. Aradigm has product candidates under development for the treatment of non-CF BE, cystic fibrosis and prevention of respiratory and other diseases in tobacco smokers through smoking cessation. Aradigm is also developing Pulmaquin and a liposomal ciprofloxacin formulation as potential medications for patients with chronic lung infections with non-tuberculous mycobacteria (NTM), and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, Q fever and inhaled anthrax.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including those related to the ORBIT-3 and ORBIT-4 clinical trials and the ability to continue successful product development of our potential product candidates, including Pulmaquin, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin, Lipoquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Revenue:
Contract revenue – related party	$8,050	$4,391	$33,038	$8,672
Grant revenue	18	—	323	—
Royalty revenue	—	247	200	1,045

Total revenues	8,068	4,638	33,561	9,717

Operating expenses:
Research and development	7,673	3,884	31,172	8,884
General and administrative	1,201	974	6,226	4,775
Collaboration arrangement acquisition cost	—	—	—	15,943
Restructuring and asset impairment	4	6	19	27

Total operating expenses	8,878	4,864	37,417	29,629

Loss from operations	(810)	(226)	(3,856)	(19,912)
Interest income	9	2	17	6
Interest expense	—	(427)	(288)	(1,649)
Other expense, net	(30)	(4)	(85)	(9)
Gain on assignment of royalty interests	—		5,823	—
Gain from extinguishment of debt	—		3,041	—

Net income (loss) and comprehensive income (loss)	$(831)	$(655)	$4,652	$(21,564)

Basic net income (loss) per common share	$(0.06)	$(0.04)	$0.32	$(2.36)

Diluted net income (loss) per common share	$(0.06)	$(0.04)	$0.32	$(2.36)

Shares used in computing basic net income (loss) per common share	14,726	14,660	14,700	9,154

Shares used in computing diluted net income (loss) per common share	14,726	14,660	14,726	9,154

ARADIGM CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$47,990	$48,131
Restricted cash	250	—
Receivables	1,058	92
Prepaid and other current assets	1,207	1,448

Total current assets	50,505	49,671
Property and equipment, net	502	400
Other assets	2,956	353

Total assets	$53,963	$50,424

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,706	619
Accrued clinical and cost of other studies	2,070	1,831
Accrued compensation	819	198
Deferred revenue	790	4,379
Facility lease exit obligation	193	168
Other accrued liabilities	191	82

Total current liabilities	6,769	7,277
Accrued clinical and cost of other studies, non-current	33	—
Deferred rent, non-current	97	132
Facility lease exit obligation, non-current	104	297
Deferred revenue, non-current	7,845	—
Note payable and accrued interest	—	9,035
Shareholders’ equity	39,115	33,683

Total liabilities and shareholders’ equity	$53,963	$50,424

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